                                                            Exhibit 4.2

                                                                ANNEX I
                                                                     TO
                                          SECURITIES PURCHASE AGREEMENT
                                          <PROTOTYPE FOR EACH ISSUANCE>


                          FORM OF DEBENTURE

NEITHER THESE SECURITIES NOR THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE OR UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES ARE RESTRICTED AND MAY NOT BE OFFERED, RESOLD, PLEDGED OR TRANSFERRED EXCEPT AS PERMITTED UNDER THE ACT PURSUANT TO REGISTRATION OR EXEMPTION OR SAFE HARBOR THEREFROM.

NNo.    98-1                                            US $    500,000


                   AMERICAN CHAMPION ENTERTAINMENT, INC.

                 7% CONVERTIBLE DEBENTURE DUE JULY 1, 2000

THIS DEBENTURE is one of a duly authorized issue of up to $1,800,000 in Debentures of AMERICAN CHAMPION ENTERTAINMENT, INC., a corporation organized and existing under the laws of the State of Delaware (the "Company") designated as its 7% Convertible Debentures. Such Debentures may be issued in series, each of which may have a different maturity date, but which otherwise have substantially similar terms.


FOR VALUE RECEIVED, the Company promises to pay to  The Endeavour
Capital Fund S.A. , the registered holder hereof (the "Holder"), the principal sum of Five Hundred Thousand and 00/100 Dollars (US $
500,000   ) on July 1, 2000 (the "Maturity Date") and to pay interest on the principal sum outstanding from time to time in arrears (i) quarterly, on the last day of March, June, September and December of each year prior to the Maturity Date, (ii) upon conversion as provided herein or (iii) on the Maturity Date, at the rate of 7% per annum accruing from the date of initial issuance of this Debenture. Accrual of interest shall commence on the first such business day to occur after the date hereof and shall continue to accrue on a daily basis until payment in full of the principal sum has been made or duly provided for. Subject to the provisions of
Section 4 below (the terms of which shall govern as if this sentence were not included in this Debenture), prior to the Maturity Date, interest on this Debenture is payable, at the option of the Company, in shares of Common Stock of the Company, $.0001 par value ("Common Stock") at the Conversion Rate (as defined below) in effect on the date of payment, or in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, at the address last appearing on the Debenture Register of the Company as designated in writing by the Holder from time to time. On the Maturity Date, the Company will pay the principal of and accrued but unpaid interest upon this Debenture as of such date, less any amounts required by law to be deducted, to the registered holder of this Debenture as of the tenth day prior to the Maturity Date and addressed to such holder at the last address appearing on the Debenture Register. The forwarding of such check for immediately available funds shall constitute a payment of principal and interest hereunder and shall satisfy and discharge the liability for principal and interest on this Debenture to the extent of the sum represented by such check plus any amounts so deducted.

This Debenture is subject to the following additional provisions:

1. The Debentures are issuable in denominations of Ten Thousand Dollars (US$10,000) and integral multiples thereof. The Debentures are exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration or transfer or exchange.

2. The Company shall be entitled to withhold from all payments of principal of, and interest on, this Debenture any amounts required to be withheld under the applicable provisions of the United States income tax laws or other applicable laws at the time of such payments, and Holder shall execute and deliver all required documentation in connection therewith.

3. This Debenture has been issued subject to investment representations of the original purchaser hereof and may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended (the "Act"), and other applicable state and foreign securities laws and the terms of the Securities Purchase Agreement (defined below). In the event of any proposed transfer of this Debenture, the Company may require, prior to issuance of a new Debenture in the name of such other person, that it receive reasonable transfer documentation including legal opinions that the issuance of the Debenture in such other name does not and will not cause a violation of the Act or any applicable state or foreign securities laws. Prior to due presentment for transfer of this Debenture, the Company and any agent of the Company may treat the person in whose name this Debenture is duly registered on the Company's Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.


4.      A.      The Holder of this Debenture is entitled, at its option,
subject to the following provisions of this Section 4, to convert this Debenture at any time commencing the earlier of (a) one hundred twenty
(120) days after the original date of issuance (the "Issue Date") of the Initial Debenture (as that term is defined in Securities Purchase Agreement; such date being the same as the Initial Closing Date, as that term is defined in the Securities Purchase Agreement), or (b) the Effective Date of the Registration Statement filed pursuant to (and as those terms are defined in) the Registration Rights Agreement between the Company and the Holder (or the Holder's predecessor in interest) (the "Registration Rights Agreement") into shares of Common Stock of the Company at a conversion price for each share of Common Stock ("Conversion Rate") equal to the greater of:

(x) the lower of (i) seventy-five percent (75%) of the Market
Price (as defined below) on the Conversion Date (as defined below) or (ii) one hundred seventeen and one-half percent
(117.5%) of the Market Price on the Issue Date, or

(y) the Floor Price (as defined below).

B. Conversion shall be effectuated by surrendering the Debentures to be converted to the Company's transfer agent, Continental Stock Transfer & Trust Company, 2 Broadway, New York, NY 10004, telephone
(212) 509-4000, facsimile (212) 509-5150, accompanied by or preceded by facsimile or other delivery of the form of conversion notice attached hereto as Exhibit A, executed by the Holder of this Debenture evidencing such Holder's intention to convert this Debenture or a specified portion hereof, and accompanied, if required by the Company, by proper assignment hereof in blank. Interest accrued or accruing from the date of issuance to the date of conversion or to the date contemplated by clause (i) of the second paragraph of this Debenture shall, at the option of the Holder, be paid in cash or Common Stock at the Conversion Rate then applicable as of the Conversion Date or the periodic interest payment date, as the case may be. No fractional shares of Common Stock or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share. The date on which notice of conversion is given (the "Conversion Date") shall be deemed to be the date on which the Holder faxes or otherwise delivers the conversion notice ("Notice of Conversion"), substantially in the form annexed hereto as Exhibit A, duly executed, to the Company so that it is received by the Company on or before such specified date, provided that the Holder shall deliver to the Company's transfer agent or the Company the original Debentures being converted within five (5) business days thereafter (and if not so delivered within such time, the Conversion Date shall be the date on which the Notice of Conversion and the original Debentures being converted are received by the Company). Facsimile delivery of the Notice of Conversion shall be accepted by the Company at facsimile number (510) 782-8123; Attn: Anthony K. Chan, President. Certificates representing Common Stock upon conversion will be delivered to the Holder at the address specified in the Notice of Conversion (which may be the Buyer's address for notices as contemplated by Section 11of the Securities Purchase Agreement or a different address), via express courier, by electronic transfer or otherwise, within five (5) business days if the address for delivery is in the United States and within seven (7) business days if the address for delivery is outside the United States from the date which is the later of the date the Notice of Conversion is delivered to the Company as contemplated in the first sentence of this paragraph B or the date the original Debenture is delivered to the Company's transfer agent or the Company.


C.      For purposes of this Debenture, the term "Market
Price" shall mean (x) the average closing bid price of the Common Stock as reported by Bloomberg, LP or the average closing bid price on the over-the-counter market, (i) if a period of time is specified in the relevant provision of this Debenture, for such period, and (ii) if no period of time is specified in the relevant provision of this Debenture, then for the five (5) trading days ending on the trading day immediately preceding the relevant date, or (y) if the Common Stock is listed on a stock exchange, the lowest trade price on such exchange on the date indicated in the relevant provision hereof, as reported in The Wall Street Journal.

D. For purposes of this Agreement, the "Floor Price" shall initially mean fifty per cent of the Market Price as of the Issue Date; provided, however, that such amount shall be subject to adjustment as provided herein.

E. (i) Any of the foregoing provisions of this Section 4 or any other provision of this Debenture to the contrary notwithstanding, if, at any time (but at least one hundred twenty (120) days after the Initial Closing Date) this Debenture is outstanding, the Market Price for the Common Stock for ten (10) consecutive trading days is at a level (the "Low Market Price") such that seventy-five percent (75%) of such Market Price on each such day is less than the Floor Price, the Company shall pay to the Holder the Low Market Amount (as defined below).

(ii)  The obligation to pay the  Low Market Amount shall
commence on the eleventh consecutive trading day (the "Low Market Commencement Date") at which the Market Price is the Low Market Price and shall continue until such time as the Market Price for five (5) consecutive trading days is at a level (the "Anticipated Market Price")
 such that seventy-five percent (75%) of such Market Price on each such
day is at or above the Floor Price.   The last of such five (5)
consecutive trading days at which the Market Price is the Anticipated Market Price is referred to as the "Low Market Termination Date."

(iii) The "Low Market Amount" is an amount equal to two and one-half percent (2.5%) of the outstanding principal of this Debenture. Subject to the provisions of subparagraph (vii) of this
Section 4(E), the Low Market Amount shall be payable for (x) the first thirty (30) days commencing on the Low Market Commencement Date and ending on the Low Market Termination Date (if sooner than thirty (30) days after the Low Market Commencement Date), pro rata for each day, and (y) thereafter for each thirty (30) day period (or part thereof).

(iv) The Low Market Amount shall be payable by the Company to the Holder in cash within three (3) business days after the Holder's written demand therefor to the Company. For purposes of receipt of the Low Market Amount, the Holder shall be deemed to be a creditor of the Company.

(v) If for any reason whatsoever, the Company does not timely pay the Low Market Amount, the Holder will have the right to convert this Debenture, until such Low Market Amount is paid in full, on the terms provided herein, except that the Conversion Rate shall be determined as if there were no Floor Price.


(vi) In addition to, and not in lieu of the provisions of the immediately preceding subparagraph (v), the Company, in its sole and discretion, may at any time give written notice to the Holder that the Conversion Rate will be computed as if there were no Floor Price (x) for all or a specified part of the then outstanding Debenture and (y) either permanently or for a specified period of time.

(vii) For purposes of computing the Low Market Amount, the following guidelines shall apply. When, after a Low Market
Termination Date occurs,

(w) another Low Market Commencement Date (a "New Low Market Commencement Date") occurs three (3) months or less after the immediately preceding Low Market Termination Date, the computation of the Low Market Amount shall be made based on the provisions of subparagraph (iii) of this Section 4(E) as if the Low Market Termination Date had not occurred (except that no Low Market Amount shall accrue with respect to the period from the Low Market Termination Date until the New Low Market Commencement Date), or

(x) a New Low Market Commencement Date occurs more than three
(3) months after the immediately preceding Low Market Termination Date, the computation of the Low Market Amount for the period or periods commencing on the New Low Market Commencement Date shall be made based on the provisions of said subparagraph (iii) as if no previous Low Market Commencement Date had occurred (provided, however, that if any previously accrued Low Market Amounts shall not have been paid in full by the New Low Market Commencement Date, the provisions of clause (w) above shall apply without regard to the timing of when the New Low Market Commencement Date occurs).

By way of illustration and not in limitation of the foregoing, assuming in all such cases that any Low Market Amounts with respect to prior periods have been timely paid to the Holder, (1) if a Low Market Termination Date occurs twenty (20) days after the first Low Market Commencement Date, and

(y) a New Low Market Commencement Date occurs within three (3) months of such Low Market Termination Date, the Low Market Amount for the period or periods after such New Low Market Commencement Date shall be computed in accordance with the provisions of clause (x) of subparagraph (iii) of Section 4(E) for the first ten (10) days after the New Low Market Commencement Date (when added with the first 20 days referred to above in this example, for a total of 30 days applying such clause (x)) and thereafter in accordance with the provisions of clause (y) of said subparagraph (iii), or


(z) a New Low Market Commencement Date occurs three (3) months or more after such Low Market Termination Date, the Low Market Amount for the period or periods after such New Low Market Commencement Date shall be computed in accordance with the provisions of clause (x) of said subparagraph (iii) for the first thirty (30) days after the New Low Market Commencement Date and thereafter in accordance with the provisions of clause (y) of said subparagraph (iii), subject to the provisions of the immediately preceding sentence; and.

(2) if a Low Market Termination Date occurs more than thirty (30) days after the first Low Market Commencement Date,

(yy) a New Low Market Commencement Date occurs within three
(3) months of such Low Market Termination Date, the Low Market Amount for the period or periods after such New Low Market Commencement Date shall be computed in accordance with the provisions of clause (y) of subparagraph (iii) of Section 4(E), or

(zz) a New Low Market Commencement Date occurs three (3) months or more after such Low Market Termination Date, the Low Market Amount for the period or periods after such New Low Market Commencement Date shall be computed in accordance with the provisions of clause (x) of said subparagraph (iii) for the first thirty (30) days after the New Low Market Commencement Date and thereafter in accordance with the provisions of clause (y) of said subparagraph (iii), subject to the provisions of the immediately preceding sentence.

5.      A.      Notwithstanding any other provision hereof to the
contrary, at any time prior to the Conversion Date, the Company shall have the right to redeem all or any portion of the then outstanding principal amount of the Debentures then held by the Holder in cash for an amount (the "Redemption Amount") equal to (a) one hundred twenty-twenty-two and one-half percent (122.5%) of such outstanding principal of the Debentures plus (b) all accrued but unpaid interest thereon through the date the Redemption Amount is paid to the Holder (the "Redemption Payment Date").

B.      The Company shall give written notice of such redemption
to the Holder (the "Notice of Redemption"). Anything in the preceding provisions of this Section 5 to the contrary notwithstanding, the Redemption Amount shall, unless otherwise agreed to in writing by the Holder after receiving the Notice of Redemption, be paid to the Holder in good funds within three (3) business days from the date of the Notice of
 Redemption.   After receiving a Notice of Redemption, the Holder shall no longer have the right to issue a Notice of Conversion. If prior to receiving a Notice of Redemption, the Holder had issued a Notice of Conversion, the Holder will have the right to cancel such Notice of Conversion by written notice to the Company. If such previously given Notice of Conversion is not so canceled, the Company shall honor such Notice of Conversion and the Notice of Redemption shall not apply to the principal portion of the Debenture thereby being converted.

C. In the event payment of the Redemption Amount is not timely made, any rights of the Company to redeem outstanding Debentures shall terminate, and the Notice of Redemption shall be null and void.


D. Any redemption contemplated by this Debenture shall be made only in cash by the payment of immediately available good funds to the Holder.

6. The Holder recognizes that the Company may be limited in the number of shares of Common Stock it may issue by virtue of (i) the number of authorized shares or (ii) the applicable rules and regulations of the principal securities market on which the Common Stock is listed or traded, including, but not necessarily limited to, NASDAQ Rule 4310(c)(25)(H)(i)(d)(2) (collectively, the "Cap Regulations"). Without limiting the other provisions hereof, (i) the Company will take all steps reasonably necessary to be in a position to issue shares of Common Stock on conversion of the Debentures without violating the Cap Regulations and
(ii) if, despite taking such steps, the Company still can not issue such shares of Common Stock without violating the Cap Regulations, the Holder of this Debenture (to the extent the same can not be converted in compliance with the Cap Regulations (an "Unconverted Debenture"), shall have the option, exercisable in the Holder's sole and absolute discretion, to elect any one of the following remedies:

(x) require the Company to issue shares of Common Stock in accordance with such Holder's Notice of Conversion relating to the Unconverted Debenture at a conversion purchase price equal to the average of the lowest trade price per share of Common Stock for any five (5) consecutive trading days (subject to the equitable adjustments for certain events occurring during such period as provided in this Debenture) during the sixty (60) trading days immediately preceding the date of the Notice of Conversion; or

(y) require the Company to redeem each Unconverted
Debenture for an amount (the "Cap Redemption Amount") equal to:

               V                                x               M
     CP

where:

"V" means the outstanding principal plus accrued interest through the Cap Redemption Date (as defined below) of an Unconverted Debenture;

"CP" means the Conversion Rate in effect on the date of redemption (the "Cap Redemption Date") specified in the notice from the Holder electing this remedy; and

"M" means the highest Market Price during the period beginning on the Cap Redemption Date and ending on the date of payment of the Cap Redemption Amount.


The holder of an Unconverted Debenture may elect one of the above remedies with respect to a portion of such Unconverted Debenture and the other remedy with respect to other portions of the Unconverted Debenture.

7. Subject to the terms of the Securities Purchase Agreement, dated July 2 , 1998 (the "Securities Purchase Agreement"), between the Company and the Holder (or the Holder's predecessor in interest), no provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed. This Debenture and all other Debentures now or hereafter issued of similar terms are direct obligations of the Company.

8. No recourse shall be had for the payment of the principal of, or the interest on, this Debenture, or for any claim based hereon, or otherwise in respect hereof, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

9. The Company agrees that for as long as this Debenture remains outstanding, the Company will not, without the consent of the Holder, enter into a merger or consolidation with another corporation or other entity (other than by or through a wholly-owned subsidiary of the Company), or a sale or sale or transfer of all or substantially all of the
assets of the Company to another person (collectively, a "Sale").   If,
with such consent, the Company enters into a Sale and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such Sale, the Company and any such successor, purchaser or transferee agree that the Debenture may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation, sale or transfer by a holder of the number of shares of Common Stock into which this Debenture might have been converted immediately before such merger, consolidation, sale or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable. In the event of any such proposed Sale, (i) the Holder hereof shall have the right to convert by delivering a Notice of Conversion to the Company within fifteen (15) days of receipt of notice of such Sale from the Company, but (ii) in the event the Holder hereof shall elect not to convert, the Company may prepay all outstanding principal and accrued interest on this Debenture by paying the Redemption Amount contemplated by Section 5 hereof, less all amounts required by law to be deducted, upon which tender of payment following such notice (which payment shall be made in the manner contemplated by Section 5 hereof), the right of conversion shall terminate.


10. The Company agrees that for as long as this Debenture remains outstanding, the Company will not, without the consent of the Holder, spin off or otherwise divest itself of a part of its business or operations or dispose all or of a part of its assets in a transaction (the "Spin Off") in which the Company does not receive compensation for such business, operations or assets, but causes securities of another entity (the "Spin Off Securities") to be issued to security holders of the Company. If, for any reason, prior to the Conversion Date or the Redemption Payment Date, the Company, with the consent of the Holder, consummates a Spin Off, then the Company shall cause (i) to be reserved Spin Off Securities equal to the number thereof which would have been issued to the Holder had all of the Holder's Debentures outstanding on the record date (the "Record Date") for determining the amount and number of Spin Off Securities to be issued to security holders of the Company (the "Outstanding Debentures") been converted as of the close of business on the trading day immediately before the Record Date (the "Reserved Spin Off Shares"), and (ii) to be issued to the Holder on the conversion of all or any of the Outstanding Debentures, such amount of the Reserved Spin Off Shares equal to (x) the Reserved Spin Off Shares multiplied by (y) a fraction, of which (I) the numerator is the principal amount of the Outstanding Debentures then being converted, and (II) the denominator is the principal amount of the Outstanding Debentures. In addition, the Floor Price shall be revised to be an amount equal to (q) the Floor Price immediately prior to the Record Date, multiplied by (r) a fraction, the numerator of which is the Market Price on the eleventh trading day after the Record Date and the denominator of which is the Market Price on the Record Date.

11. If, at any time while any portion of this Debenture remains outstanding, the Company effectuates a stock split or reverse stock split of its Common Stock or issues a dividend on its Common Stock consisting of shares of Common Stock, the Market Price as of the Issue Date and the Floor Price shall be equitably adjusted to reflect such action. By way of illustration, and not in limitation, of the foregoing (i) if the Company effectuates a 2:1 split of its Common Stock, thereafter, with respect to any conversion for which the Company issues the shares after the record date of such split, the Market Price as of the Issue Date shall be deemed to be one-half of what it had been calculated to be immediately prior to such split and the Floor Price shall be deemed to be one-half of what it had been immediately prior to such split; (ii) if the Company effectuates a 1:10 reverse split of its Common Stock, thereafter, with respect to any conversion for which the Company issues the shares after the record date of such reverse split, the Market Price as of the Issue Date shall be deemed to be ten times what it had been calculated to be immediately prior to such split and the Floor Price shall be deemed to be ten times what it had been immediately prior to such split; and (iii) if the Company declares a stock dividend of one share of Common Stock for every 10 shares outstanding, thereafter, with respect to any conversion for which the Company issues the shares after the record date of such dividend, the Market Price as of the Issue Date shall be deemed to be the amount of such Market Price calculated immediately prior to such record date multiplied by a fraction, of which the numerator is the number of shares (10) for which a dividend share will be issued and the denominator is such number of shares plus the dividend share(s) issuable or issued thereon (11) and the Floor Price shall be deemed to be the Floor Price immediately prior to such record date multiplied by the same fraction.


12. The Holder of the Debenture, by acceptance hereof, agrees that this Debenture is being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Debenture or the Shares of Common Stock issuable upon conversion thereof except under circumstances which will not result in a violation of the Act or any applicable state Blue Sky or foreign laws or similar laws relating to the sale of securities.

13. This Debenture shall be governed by and construed in accordance with the laws of the State of Delaware. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the City of New York or the state courts of the State of New York sitting in the City of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non coveniens, to the bringing of any such proceeding in such jurisdictions. To the extent determined by such court, the Company shall reimburse the Holder for any reasonable legal fees and disbursements incurred by the Holder in enforcement of or protection of any of its rights under any of this Debenture.

14.     The following shall constitute an "Event of Default":

a. The Company shall default in the payment of principal or interest on this Debenture and same shall continue for a period of five (5) business days; or

b. Any of the representations or warranties made by the Company herein, in the Securities Purchase Agreement, the Registration Rights Agreement or in any certificate or financial or other written statements heretofore or hereafter furnished by the Company in connection with the execution and delivery of this Debenture or the Securities Purchase Agreement shall be false or misleading in any material respect at the time made; or

c:      Subject to the terms of the Securities Purchase  Agreement, the Company fails to authorize or to cause its Transfer Agent to issue shares of Common Stock upon exercise by the Holder of the conversion rights of the Holder in accordance with the terms of this Debenture, fails to transfer or to cause its Transfer Agent to transfer any certificate for shares of Common Stock issued to the Holder upon conversion of this Debenture and when required by this Debenture or the Registration Rights Agreement, and such transfer is otherwise lawful, or fails to remove any restrictive legend on any certificate or fails to cause its Transfer Agent to remove such restricted legend, in each case where such removal is lawful, as and when required by this Debenture, the Agreement or the Registration Rights, and any such failure shall continue uncured for five (5) business days; or

d. The Company shall fail to perform or observe, in any material respect, any other covenant, term, provision, condition, agreement or obligation of any Debenture in this series and such failure shall continue uncured for a period of thirty (30) days after written notice from the Holder of such failure; or


e. The Company shall fail to perform or observe, in any material respect, any covenant, term, provision, condition, agreement or obligation of the Company under the Securities Purchase Agreement or the Registration Rights Agreement and such failure shall continue uncured for a period of thirty (30) days after written notice from the Holder of such failure (other than a failure to cause the Registration Statement to become effective no later than the Required Effective Date, as defined and provided in the Registration Rights Agreement, as to which no such cure period shall apply); or

f. The Company shall (1) admit in writing its inability to pay its debts generally as they mature; (2) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (3) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; or

g. A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within sixty (60) days after such appointment; or

h. Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed within sixty (60) days thereafter; or

i. Any money judgment, writ or warrant of attachment, or similar process in excess of Two Hundred Thousand ($200,000) Dollars in the aggregate shall be entered or filed against the Company or any of its properties or other assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of sixty
(60) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

j. Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company and, if instituted against the Company, shall not be dismissed within sixty (60) days after such institution or the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding; or

k. The Company shall have its Common Stock suspended or delisted from an exchange or over-the-counter market from trading for in excess of ten (10) trading days.


Then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may consider this Debenture immediately due and payable, without presentment, demand, protest or notice of any kinds, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law.

15. Nothing contained in this Debenture shall be construed as conferring upon the Holder the right to vote or to receive dividends or to consent or receive notice as a shareholder in respect of any meeting of shareholders or any rights whatsoever as a shareholder of the Company, unless and to the extent converted in accordance with the terms hereof.

16. In the event for any reason, any payment by or act of the Company or the Holder shall result in payment of interest which would exceed the limit authorized by or be in violation of the law of the jurisdiction applicable to this Debenture, then ipso facto the obligation of the Company to pay interest or perform such act or requirement shall be reduced to the limit authorized under such law, so that in no event shall the Company be obligated to pay any such interest, perform any such act or be bound by any requirement which would result in the payment of interest in excess of the limit so authorized. In the event any payment by or act of the Company shall result in the extraction of a rate of interest in excess of a sum which is lawfully collectible as interest, then such amount (to the extent of such excess not returned to the Company) shall, without further agreement or notice between or by the Company or the Holder, be deemed applied to the payment of principal, if any, hereunder immediately upon receipt of such excess funds by the Holder, with the same force and effect as though the Company had specifically designated such sums to be so applied to principal and the Holder had agreed to accept such sums as an interest-free prepayment of this Debenture. If any part of such excess remains after the principal has been paid in full, whether by the provisions of the preceding sentences of this Section 16 or otherwise, such excess shall be deemed to be an interest-free loan from the Company to the Holder, which loan shall be payable immediately upon demand by the Company. The provisions of this Section 16 shall control every other provision of this Debenture.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.

Dated:  July 2 , 1998

                                  AMERICAN CHAMPION ENTERTAINMENT, INC.

                                      By:  /s/ Anthony K. Chan

                                             Anthony K. Chan
                                              (Print Name)
                                    President and Chief Executive Officer
                                                (Title)

                                  EXHIBIT A


                             NOTICE OF CONVERSION
                                    OF
                    7% CONVERTIBLE DEBENTURE DUE JULY 1, 2000

  (To be Executed by the Registered Holder in order to Convert the  Debenture)



The undersigned hereby irrevocably elects to convert $
________________ of the principal
amount of the above Debenture No. ___ into Shares of Common Stock of AMERICAN CHAMPION ENTERTAINMENT, INC. (the "Company") according to the conditions thereof, as of the date written below.


Conversion Date*
 ___________________________________________________________________

Applicable Conversion Price
__________________________________________________________


Signature
__________________________________________________________________________
                        [Name]

Address:
__________________________________________________________________________

__________________________________________________________________________




* This original Debenture must be received by the Company or its transfer agent by the fifth business date following the Conversion Date.

A second "Form of Debenture" was executed:

        Number:                 98-2

        Amount:                 $500,000

        Register Holder:        AMRO International S.A.